[Discenza & Company, C.P.A. Letterhead]

Consent of Independent Accounting Firm

We hereby consent to the use in this Form SB-2 Registration Statement of Nayna Networks, Inc. of our reports dated December 9, 2005, relating to the financial statements of Abundance Networks, LLC as of and for the years ended December 31, 2005 and December 31, 2004, which is incorporated by reference into such Form SB-2.

/s/ Discenza & Company, C.P.A.
Discenza & Company, C.P.A.
Milford, Connecticut
May 31, 2006